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                                                                   EXHIBIT 10.46

                       KEY EMPLOYEE PROTECTION AGREEMENT

     KEY EMPLOYEE PROTECTION AGREEMENT ("Agreement"), dated June 27, 1994, by and between AMERICA WEST AIRLINES, INC., a Delaware corporation (the "Company"), and WILLIAM A. FRANKE ("Franke").

     WHEREAS, Franke is the Chairman of the Board and Chief Executive Officer of the Company; and

     WHEREAS, at the time of Franke's employment as Chairman of the Board in 1992, the Company's Board of Directors and debtor-in-possession lenders agreed, among other things, to use their best efforts to cause any plan of reorganization filed with the Bankruptcy Court (as hereinafter defined) relating to the Company to provide for the payment to Franke, upon substantial consummation of such plan of reorganization, of a confirmation success bonus of not less than $500,000; and

     WHEREAS, with significant contribution from Franke in his capacities as Chairman of the Board and Chief Executive Officer of the Company, significant financial and operating progress has been made by the Company and other actions have been taken which have enhanced, and in the future are expected to further enhance, the value of the Company's estate for the benefit of its creditors and other constituencies; and

     WHEREAS, under Franke's leadership, the Company is currently endeavoring to develop and finalize a confirmable Plan of Reorganization (as hereinafter defined); and

     WHEREAS, the services and knowledge of Franke are valuable to the Company in many respects, including (without limitation) the rendering of advice to the Company and its Board of Directors with respect to the difficult and complex process of developing and finalizing a confirmable Plan of Reorganization; and

     WHEREAS, the Company considers it prudent to enter into this Agreement in order to (i) better secure Franke's continued services, (ii) ensure Franke's continued objectivity in the event of negotiations or actions that might lead to a Change in Control (as hereinafter defined) and (iii) define the nature and terms of Franke's severance benefits following a Change in Control.

     NOW THEREFORE, for and in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties (intending to be legally bound) hereby covenant and agree as follows:

     1. Definitions. As used in this Agreement, the following terms shall have the respective meanings set forth below:

          (a) "Bankruptcy Court" means the Bankruptcy Court for the District of Arizona.

          (b) "Board" means the Board of Directors of the Company.

          (c) "Change in Control" shall occur if either:

             (i) the individuals who, as of the date hereof, constitute the Board (the "Incumbent Board"), cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board; or

             (ii) any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) acquires the beneficial ownership (within the meaning of Rule 13d-3 promulgated under such Act) of 51% or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors.
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          (d) "Company Affiliate" means any corporation, partnership or other business entity directly or indirectly controlling, controlled by or under common control with, the Company. As used in this definition, the term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a corporation, partnership or other business entity, whether through ownership of voting securities, by contract or otherwise.

          (e) "Confirmation Bonus" means any reorganization success bonus payable to Franke pursuant to a Plan of Reorganization in the event such Plan of Reorganization is confirmed and consummated.

          (f) "Confirmation Date" means the date a Plan of Reorganization is confirmed by the Bankruptcy Court.

          (g) "Plan of Reorganization" means any plan of reorganization which
     (i) is filed with the Bankruptcy Court and (ii) contemplates and, if confirmed and consummated, would result in the emergence of the Company from its Chapter 11 bankruptcy proceedings.

          (h) "Severance Payment" means as specified in Section 2 below.

          (i) "Termination Date" means as specified in Section 2 below.

     2. Severance Payment. (a) If a Change in Control occurs in connection with the consummation of a Plan of Reorganization and if, for any reason (including, without limitation, a voluntary resignation or an involuntary removal but excluding death), Franke ceases to serve as the Chairman of the Board and the Chief Executive Officer of the Company at any time during the period of 180 days beginning on the Confirmation Date, the Company agrees to pay to Franke, promptly after the date on which Franke ceases to be the Chairman of the Board and the Chief Executive Officer of the Company ("Termination Date"), a lump sum amount (the "Severance Payment") equal to 200% of the sum of (i) Franke's annual base salary as in effect immediately prior to the Termination Date and (ii) Franke's annual administrative expense allowance as in effect immediately prior to the Termination Date; provided, however, that the Severance Payment shall be reduced by the amount of any Confirmation Bonus actually paid to Franke prior to the Termination Date.

     (b) If all or any portion of the Severance Payment is actually paid to Franke, any Confirmation Bonus thereafter payable to Franke shall be reduced by the amount of the Severance Payment actually paid to Franke unless the payment of such amount to Franke was taken into account in determining the amount of such Confirmation Bonus.

     3. Medical Insurance. During the 12-month period following the Termination Date, the Company, at its cost, shall maintain in full force and effect for the continued benefit of Franke and Franke's dependents all benefits available to Franke and Franke's dependents under all medical plans and programs of the Company, provided that (i) Franke's continued participation is possible under the terms and provisions of such plans and programs and (ii) Franke pays the regular employee contribution, if any, required by such plans and programs. In the event that participation by Franke (or his dependents) in any such plan or program after the Termination Date is barred pursuant to the terms thereof, or in the event the Company shall terminate any such plan or program, the Company shall obtain for Franke (and/or his dependents) comparable coverage under individual policies.

     4. Life Insurance. During the 12-month period following the Termination Date, the Company, at its cost, shall continue to provide Franke all life insurance coverages (and in the same amounts) provided to him by the Company immediately prior to the Termination Date.

     5. Travel Privileges. The Company shall provide Franke (and wife and his dependents) such lifetime on-line and interline, positive space travel privileges subject to the terms of the Company's non-revenue travel policy for retired executives as from time to time in effect.

     6. Accrued Vacation Pay, etc. Promptly after the Termination Date, the Company shall pay to Franke a lump sum amount for (i) all unused vacation time accrued by Franke as of the Termination Date and (ii) all unpaid benefits earned by Franke as of the Termination Date under any and all incentive compensation plans or programs of the Company.

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     7. Tax Withholdings.  The Company shall be entitled to withhold from all payments hereunder all applicable taxes (federal, state or other) which it is required to withhold therefrom.

     8. Successors; Binding Agreement. (a) This Agreement shall not be terminated by the merger or consolidation of the Company whereby the Company is or is not the surviving or resulting corporation or as a result of any transfer of all or substantially all the assets of the Company. In the event of any such merger, consolidation or transfer of assets, the provisions of this Agreement shall be binding upon the surviving or resulting corporation or the person or entity to which such assets are transferred.

     (b) The Company agrees that concurrently with any merger, consolidation or transfer referred to in paragraph (a) above, it will cause any successor or transferee to unconditionally assume in writing all of the obligations of the Company hereunder on terms and conditions reasonably satisfactory to Franke. Failure of the Company to obtain such assumption prior to the effectiveness of any such merger, consolidation or transfer shall be a breach of this Agreement and shall entitle Franke to immediately receive the Severance Payment from the Company and, for purposes of implementing the foregoing, the date on which such merger, consolidation or transfer becomes effective shall be deemed to be the Termination Date.

     (c) This Agreement shall inure to the benefit of and be enforceable by Franke's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Franke should die while any amounts would still be payable to Franke hereunder if Franke had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to such person or persons appointed in writing by Franke to receive such amounts or, if no person is so appointed, to Franke's estate.

     9. No Mitigation. The provisions of this Agreement are not intended to, nor shall they be construed to, require that Franke seek or accept other employment following a termination of employment. Except as provided in Section 1(a), the Company's obligations to make the payments to Franke required under this Agreement or any other agreement and otherwise to perform its obligations hereunder shall not be affected by any set off, counterclaim, recoupment, defense or other claim, right or action that the Company may have against Franke.

     10. Expense Reimbursement. If any litigation, contest or dispute shall arise under this Agreement involving the failure or refusal of the Company to fully perform in accordance with the terms hereof, the Company shall reimburse Franke, on a current basis, for all legal fees and expenses, if any, incurred by Franke, on a current basis, for all legal fees and expenses, if any incurred by Franke in connection with such litigation, contest or dispute, together with interest thereon at the rate of 10% per annum, such interest to accrue from the date the Company receives Franke's statement for such fees and expenses through the date of payment thereof; provided, however, that in the event the final resolution of such litigation, contest or dispute includes a finding denying, in total, Franke's claims in such litigation, contest or dispute, Franke shall be required to refund to the Company, over a period not to exceed 12 months from the date of such resolution, all sums advanced to Franke pursuant to this
Section 10.

     11. Assignability. The Company shall have the right to assign this Agreement and to delegate all rights, duties and obligations hereunder, either in whole or in part, to any affiliate of the Comapny, provided that no such assignment or delegation shall relieve the Company of its obligations under this Agreement.

     12. Notices. All notices and all other communications to the parties shall be in writing and addressed (i) if to the Company, at its principal office address or such other address as it may have designated by written notice to Franks for purposes hereof, directed to the attention of the Board with a copy to the Secretary of the Company and (ii) if to Franke, at his residence address on the records of the Company or to such other address as he may have designated to the Company in writing for purposes hereof. Each such notice or other communication shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, except that any notice of change of address shall be effective only upon receipt.

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     13. Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

     14. Amendments and Waivers. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Franke and a duly authorized officer of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or in compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

     15. Benefits Not Exclusive. The rights of and benefits payable to Franke or his beneficiaries under this Agreement are not exclusive and are in addition to any rights of and benefits payable to Franke or such beneficiaries under any other agreement between Franke and the Company or under any employee benefit plan or compensation program of the Company.

     16. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

     IN WITNESS WHEREOF, the Company and Franke have executed this Agreement as of the date first above written.

                                          AMERICA WEST AIRLINES, INC.

                                          By:  /s/     RICHARD O'BRIEN
                                            ___________________________________


                                               /s/  WILLIAM A. FRANKE
                                            ___________________________________

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